SECURITIES AND EXCHANGE COMMISSION

                         Washington D.C.  20549


                                FORM 8-K

           CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF

                   THE SECURITIES EXCHANGE ACT OF 1934


            Date of report (date of earliest event reported):
                            January 16, 1996




                               PACIFICORP

         (Exact name of registrant as specified in its charter)

    State of Oregon              1-5152                   93-0246090
(State of Incorporation)       (Commission             (I.R.S. Employer
                                File No.)             Identification No.)



700 N.E. Multnomah, Suite 1600, Portland, Oregon               97232-4116
(Address of principal executive offices)                       (Zip Code)

           Registrant's telephone number, including area code:
                             (503) 731-2000



                                No Change
      (Former Name or Former Address, if changed since last report)

Item 5.  OTHER EVENTS

In late December 1995, PacifiCorp (the "Company") received a Notice of Viola-tion and Order ("NOV") from the Wyoming Department of Environmental Quality ("DEQ") alleging that the Company has failed to maintain pollution control equipment at Unit 4 of its Jim Bridger Power Plant in a manner consistent with good air pollution control practices and alleging violations of the 30 percent opacity limitation in the air quality permit issued for that Unit. The NOV states that emission reports showed a 1994 average compliance rate of 81.1 per-cent and a year-to-date compliance rate through the third quarter of 1995 of
84.6 percent. The NOV does not specify the number of alleged violations. The NOV orders the Company to identify and perform any maintenance on Unit 4 required to bring emissions within the allowable opacity standard, to perform certain stack tests to verify compliance with particulate emission limitations and to submit a plan for the maintenance and stack testing to DEQ for prior approval.

Wyoming law provides for civil penalties for violations of environmental laws not to exceed $10,000 for each violation for each day during which violation continues, as well as temporary or permanent injunctions. In assessing a civil penalty, DEQ typically takes into account a variety of factors, including the economic benefit of the noncompliance, the size of the violator, the willfulness or negligence of the violations, and the degree of cooperation exhibited by the violator in resolving the matter. DEQ has not assessed a proposed civil penalty against the Company or requested relief other than as ordered in the NOV.

The Company has requested a hearing on the NOV before the Wyoming Environmental Quality Council. The date of the hearing has been indefinitely stayed pending discussions with DEQ regarding a compliance plan to resolve the NOV. At this time, the Company is unable to predict the outcome of the discussions, or of a hearing should the discussions fail to resolve the NOV, or the amount of civil penalties, if any, that the Company may ultimately be required to pay. However, the Company believes that resolution of the NOV will not have a materially adverse effect on the Company's financial position or results of operation.


                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                                              PACIFICORP
                                                             (Registrant)



                                                   By:
                                                   Richard T. O'Brien
                                                   Senior Vice President
                                                   and Chief Financial Officer

Date:  January 16, 1996